Exhibit 10.1
EMPLOYMENT SEPARATION AGREEMENT
AND GENERAL RELEASE
     This Employment Separation Agreement and General Release (“Separation Agreement”) is entered into by and between Judith Hemberger, Ph.D. (Dr. Hemberger), an individual, and Pharmion Corporation (“Pharmion” or “Company”), and shall become effective on the Effective Date as defined in Section 18 below. Dr. Hemberger and Pharmion may be collectively referred to herein as the “Parties.”
RECITALS
     A. Dr. Hemberger has been employed by Pharmion since January 1, 2000 as Executive Vice President and Chief Operating Officer and, since that date, has served as a member of the board of directors of the Company (the “Board”).
     B. Dr. Hemberger and Pharmion are also parties to an employment agreement dated January 1, 2000 and amended March 1, 2004.(the “Employment Agreement”).
     C. In conjunction with entering into the Employment Agreement, Dr. Hemberger also entered into and agreed to comply with the Confidential Information and Invention Assignment Agreement which is attached to the Employment Agreement as Attachment A (the “Confidential Information Agreement”).
     D. The Parties have mutually determined that Dr. Hemberger shall resign from her position of employment with Pharmion and her position as member of the Board effective April 1, 2006. While neither Dr. Hemberger nor Pharmion believes that there are any disputes or legal issues arising out of Dr. Hemberger’s resignation, they wish to ensure that their separation is completely amicable and free from the uncertainty that potential legal claims might create.
     E. Pharmion is willing to provide Dr. Hemberger with certain severance benefits in consideration for her release of any and all claims she may have against Pharmion. Dr. Hemberger is willing to release any and all claims that she may have against Pharmion in consideration of her receipt of certain severance benefits. The Parties are thus entering into this Separation Agreement to formalize the terms of the agreement between the Parties concerning the release of claims and the payment of severance benefits.
COVENANTS
     In consideration of the mutual covenants and promises set forth in this Separation Agreement, including Dr. Hemberger’s release of claims, the Parties agree as follows:

     1. Termination of Employment Relationship. Dr. Hemberger’s employment relationship with Pharmion and membership on the Board terminated effective as of April 1, 2006 (the “Separation Date”). Dr. Hemberger acknowledges that she has received payment of all wages and compensation, including payment of accrued vacation benefits, if any, that she earned up through the Separation Date.
     2. Severance Benefits. As part of the consideration for the mutual covenants and promises contained in this Separation Agreement, including Dr. Hemberger’s general release of claims and covenant not to sue, Dr. Hemberger will be eligible to receive the following severance benefits:
     a. Severance Pay. Dr. Hemberger will be eligible to receive severance pay (“Severance Pay”) equivalent to 24 months of Dr. Hemberger’s monthly base compensation. The Severance Pay will be subject to all required deductions and tax withholdings. The Severance Pay will be paid in a lump sum payment to Dr. Hemberger no later than ten (10) business days after the Effective Date of this Separation Agreement as defined in Section 18 below.
     b. COBRA Insurance Premiums. For purposes of the Consolidated Omnibus Budget Reconciliation Act, the applicable COBRA period (typically 18 months) began on April 16, 2006. Pursuant to the terms and conditions of COBRA and Pharmion’s group medical, dental and vision insurance plans, Dr. Hemberger may continue her participation in Pharmion’s medical, dental and vision insurance plans for the applicable COBRA period by making required COBRA payments. Dr. Hemberger acknowledges that Pharmion has provided her with a COBRA notification setting forth her rights and responsibilities with respect to COBRA coverage. As part of the consideration for the mutual covenants and promises contained in this Separation Agreement, including Dr. Hemberger’s release of claims and promise not to sue, should Dr. Hemberger timely elect to continue medical, dental and vision insurance coverage pursuant to COBRA, Pharmion agrees to pay Dr. Hemberger’s COBRA monthly premiums for such coverage for the period beginning April 16, 2006 and ending October 15, 2007. Pharmion will make the COBRA premium payments directly to the COBRA administrator. Notwithstanding the foregoing, Pharmion’s obligation to pay COBRA premiums on behalf of Dr. Hemberger shall terminate immediately upon Dr. Hemberger becoming eligible for comparable insurance benefits provided through a new employer.
     c. Outplacement Assistance. Pharmion will pay the fee associated with Dr. Hemberger’s participation in a six month long outplacement assistance program to be provided by Right Management Consultants.
     3. Stock Options. The stock options that were granted to Dr. Hemberger by Pharmion under the Pharmion Corporation 2000 Stock Incentive Plan shall continue to be governed and controlled by the terms and conditions of the various stock option agreements under which Dr. Hemberger’s stock options were granted and the Pharmion Corporation 2000 Stock Incentive Plan.

     4. Dr. Hemberger’s General Release and Covenant Not to Sue. Dr. Hemberger, for herself, her heirs and assigns, does hereby release and discharge Pharmion and its present, past and future subsidiaries, divisions, parent and affiliated companies, and their respective shareholders, directors, officers, employees, agents, insurers and attorneys (collectively referred to hereafter as the “Pharmion Released Parties”), of and from, and promises not to sue or assert against the Pharmion Released Parties, for any purpose, all claims, causes of action, damages, losses, liabilities and demands whatsoever including, but not limited to, any claim arising from or related to Dr. Hemberger’s employment with Pharmion and the termination of such employment; provided, however, nothing herein shall be deemed to release Pharmion from its obligations under Delaware law and its By-Laws to defend and indemnify Dr. Hemberger from costs, claims and liabilities as a result of her service as a director, officer and employee of Pharmion. This release includes, but is not limited to, all matters which may arise under common law or under federal, state, or local laws, including, but not limited to, all claims based upon or relating to the Employment Agreement and all claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621, et seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, and the Americans with Disabilities Act of 1990. Dr. Hemberger understands and agrees that her release of claims under this Separation Agreement extends to all claims of every nature and kind, known and unknown, suspected or unsuspected, presently existing or which may arise in the future caused by or resulting from or attributable to any act or omission of the Pharmion Released Parties occurring prior to Dr. Hemberger’s execution of this Separation Agreement. Pharmion understands and agrees that Dr. Hemberger is not waiving any right or claim which may arise after the date she executes this Separation Agreement which is based upon any act or omission of Pharmion or the Pharmion Released Parties occurring after her execution of this Separation Agreement.
     5. Dr. Hemberger’s Acknowledgment Concerning Release of ADEA Claims. Dr. Hemberger expressly acknowledges and agrees that, by entering into this Separation Agreement, she is waiving any and all rights or claims that she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, which have arisen on or before the date of her execution of this Separation Agreement. Dr. Hemberger further expressly acknowledges and agrees that:
     a. In exchange for Dr. Hemberger’s waiver of any and all rights or claims under the ADEA arising on or before the date of her execution of this Separation Agreement, she will receive consideration in addition to any consideration which she was already entitled to receive before executing this Separation Agreement;
     b. With the advice of the Company, Dr. Hemberger has had a reasonable opportunity to consult with an attorney of her choice and at her expense prior to her execution of this Separation Agreement;
     c. A copy of this Separation Agreement was delivered to Dr. Hemberger on or before April 1, 2006 and she was informed in writing by this Separation Agreement that she has twenty-one (21) days within which to consider the Separation Agreement;

     d. If Dr. Hemberger executes this Separation Agreement prior to the expiration of the 21-day period mentioned above, she voluntarily does so thereby waiving the 21-day period; and
     e. Dr. Hemberger was informed that she has seven (7) days following her execution of this Separation Agreement in which to revoke the Separation Agreement.
     6. Continuing Obligations Under the Confidential Information Agreement.
     a. Dr. Hemberger understands and agrees that notwithstanding the termination of her employment relationship with Pharmion, she remains subject to the terms and conditions of the Confidential Information Agreement and agrees to comply in all respects with her obligations under the Confidential Information Agreement.
     b. Notwithstanding any provisions in this Separation Agreement to the contrary, Pharmion’s obligation to provide the severance benefits specified in Section 2 above (including the Severance Pay, payment of Dr. Hemberger’s COBRA premiums, and payment of the fee associated with Dr. Hemberger’s participation in the outplacement assistance program), and Dr. Hemberger’s right to receive such severance benefits shall cease and be rendered a nullity immediately should Dr. Hemberger fail to comply in all respects with her obligations under this Separation Agreement or her obligations under the Confidential Information Agreement.
     7. Return of Pharmion Property; Termination Certification. Dr. Hemberger represents and affirms that she has returned to Pharmion all Pharmion property in her possession or control including, but not limited to, such items as corporate credit cards, keys, equipment on loan, files, documents, computer hardware and software, computer accessories, manuals, notebooks, and all other corporate property belonging to Pharmion. Dr. Hemberger further represents and affirms that she has accurately completed and returned to Pharmion the Termination Certification, which is attached as Exhibit B to the Confidential Information Agreement.
     8. Non-Disparagement. In consideration for the covenants and promises contained in this Separation Agreement, Dr. Hemberger agrees not to disparage or otherwise make negative statements or comments about or relating to Pharmion, the Pharmion Released Parties, or Pharmion’s products and services.
     9. Confidentiality. Dr. Hemberger agrees that the terms and conditions of this Separation Agreement shall remain confidential as between the Parties. With the exception of her legal and financial advisors and family members, each of whom shall be advised of and be required to adhere to this Separation Agreement’s confidentiality requirement, and except as required by legal process or a legal obligation to give testimony, and except as necessary to enforce one or more terms of this Separation Agreement, Dr. Hemberger shall not disclose the terms and conditions of this Separation Agreement to any person. Without limiting the generality of the foregoing, Dr. Hemberger specifically agrees that she shall not disclose any information regarding this Separation Agreement to any current, former or future employee of Pharmion without first obtaining Pharmion’s written consent.

     10. Opportunity to Review and Consider Separation Agreement. Dr. Hemberger acknowledges that a copy of this Separation Agreement was delivered to her on or before April 1, 2006, and that she has been given a period of 21 calendar days to review, analyze and consider this Separation Agreement before signing it. Dr. Hemberger further acknowledges that he/she understands this Separation Agreement in its entirety.
     11. Right to Revoke Separation Agreement. Dr. Hemberger may revoke this Separation Agreement, and, in particular, may revoke her waiver of any and all rights or claims under the ADEA arising on or before the date of her execution of this Separation Agreement, during the seven (7) days following her execution of this Separation Agreement. Any revocation of this Separation Agreement must be in writing and hand-delivered (or delivered via certified mail) during the revocation period to Pam Herriott, Vice President Human Resources, Pharmion Corporation.
     12. Entire Agreement; Counterparts; Facsimile Signatures. This Separation Agreement, and the attached Confidential Information Agreement, constitute and continue the entire agreement and understanding between the Parties concerning Dr. Hemberger’s employment with Pharmion, the termination of such employment, and the other subjects addressed herein. This Separation Agreement may not be modified or terminated by Dr. Hemberger or Pharmion unless both Dr. Hemberger and Pharmion execute a subsequent written agreement terminating or modifying this Separation Agreement. This Separation Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which taken together will constitute a complete instrument. Signatures by facsimile will be deemed to be original signatures for all purposes.
     13. Severability. If any provision of this Separation Agreement or any application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Separation Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Separation Agreement are declared to be severable.
     14. Governing Law. This Separation Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.
     15. Arbitration of Disputes. Except for alleged violations of the Confidential Information Agreement referred to in Section 6 above and Dr. Hemberger’s non-disparagement obligation set forth in Section 8 above (which may be submitted to and resolved by any court of proper jurisdiction), Dr. Hemberger and Pharmion agree that any controversy or claim arising out of or relating to this Separation Agreement, or the breach thereof, shall be settled by final and binding arbitration to be conducted privately and confidentially in the Boulder, Colorado metropolitan area by a single arbitrator pursuant to the arbitration procedures set forth in the Employment Dispute Resolution Rules of the American Arbitration Association. Dr. Hemberger and Pharmion also agree that the fee charged by the arbitrator shall initially be split equally between the Parties. The arbitrator’s award, which shall be in writing, shall be final and binding on the Parties on all claims that were or could have been raised in the arbitration. Judgment upon the award may be entered by any court having proper jurisdiction. As part of the award, the arbitrator shall award the prevailing party her or its reasonable attorney’s fees and out-of-pocket costs incurred in connection with the arbitration, including reimbursement of her or its share of the arbitrator’s expenses, in addition to any other relief that may be awarded.
     16. Attorney’s Fees. Except to the extent inconsistent with the Confidential Information Agreement or the arbitration provision set forth in Section 15 above, Dr. Hemberger and Pharmion agree that the prevailing party in any dispute arising out of or relating to this Separation Agreement shall be entitled to an award of her or its costs and expenses incurred in such dispute, including her or its reasonable attorney’s fees in addition to any other relief to which the party may be entitled. Such party shall also be awarded reasonable attorney’s fees, court costs and other reasonable expenses incurred in collecting her or its judgment, including appeals.
     17. Legal Advice. Dr. Hemberger acknowledges that she has been advised to consult with an attorney of her own choice and at her own expense before executing this Separation Agreement and that she has been given a reasonable opportunity to do so.
     18. Effective Date. The Effective Date of this Separation Agreement shall be the eighth day after Dr. Hemberger signs and returns this Separation Agreement to Pharmion so long as Dr. Hemberger does not exercise her right to revoke this Separation Agreement as set forth in Section 11 above. In the event Dr. Hemberger fails to sign and return this Separation Agreement to Pharmion on or before April 22, 2006, or revokes this Separation Agreement within 7 days after she signs it, this Separation Agreement shall be null and void.
     DR. HEMBERGER HEREBY ACKNOWLEDGES THAT SHE HAS READ THIS SEPARATION AGREEMENT, THAT SHE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HER TO SIGN THIS SEPARATION AGREEMENT ARE THOSE STATED ABOVE, AND THAT SHE ISSIGNING THIS SEPARATION AGREEMENT VOLUNTARILY.

Dr. Judith Hemberger
Date: April 20, 2006	/s/ Dr. Judith Hemberger

PHARMION CORPORATION
Date: April 28, 2006	/s/ Patrick J. Mahaffy
Patrick J. Mahaffy
President, and Chief Executive Officer

ATTACHMENT A

PHARMION CORPORATION
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
     As a condition of my becoming employed (or my employment being continued) by Pharmion Corporation, a Delaware corporation or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
     1. Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or the duration of my employment with, the Company under any existing agreements between the Company and me or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”
     2. At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.
     3. Confidential Information.
          (a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.
          (b) Former Employer Information. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.
          (c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
     4. Inventions.
          (a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.
          (b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by the Company (collectively referred to as “Inventions”). I further acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire”

          (to the greatest extent permitted by applicable law) and are compensated by my salary, unless regulated otherwise by the mandatory law of the state of Colorado.
          (c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.
          (d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company.
     5. Returning Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. I further agree that to any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.
     6. Notification to Other Parties.
          (a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
          (b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.
     7. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twenty-four (24) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.
     8. Representations and Covenants.
          (a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.
          (b) Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.
          (c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

     9. General Provisions.
          (a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflict of laws.
          (b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
          (c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
          (d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
          (e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.
          (f) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
[Signature Page Follows]

     The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

PHARMION CORPORATION		JUDITH HEMBERGER, an Individual:

/s/ Pam Herriott		/s/ Judith Hemberger

Signature		Signature

By:	Pam Herriott	Judith Hemberger

Printed Name
Title:	VP, HR

Date:		Date:	3-29-00

Address:	4865 Riverbend Road	Address:	3117 W. 118 St.
Boulder, CO 80301
Leawood, KS 66211

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 4

Identifying Number
Title	Date	or Brief Description

___ No inventions or improvements
___ Additional Sheets Attached
Signature of Employee:
Print Name of Employee:
Date:

EXHIBIT B
TERMINATION CERTIFICATION
     This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Pharmion Corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”).
     I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
     I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
     I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twenty-four (24) months from the date of this Certificate, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.
Date:

/s/ Judith Hemberger
(Employee's Name)

Judith Hemberger
(Type/Print Employee's Name)